EXHIBIT 7.1

POWER OF ATTORNEY

The undersigned, being the Chairman, Chief Executive Officer and President of Morgan Stanley Smith Barney LLC, a Delaware limited liability company, hereby constitutes and appoints Scott Richardson, as an attorney-in-fact, with full power of substitution, to sign on my behalf and in his name and to file with the Securities and Exchange Commission, or the securities regulatory authority of any state, a Registration Statement on Form S-6 under the Securities Act of 1933, as amended, or any successor form or forms, a Registration Statement on Form N-8B-2 under the Investment Company Act of 1940, as amended, or any successor form or forms, a Notification of Registration on Form N-8A under the Investment Company Act of 1940, as amended and the rules and regulations promulgated thereunder, and any and all amendments thereto, including post-effective amendments, exhibits and any and all other appropriate documents in connection therewith or otherwise and any and all applications for exemptive relief, relating to the proposed registration and issuance of units, both in the primary and the secondary markets, of unit investment trusts of every kind and nature of various and successive series established in accordance with the Investment Company Act of 1940 for which Morgan Stanley Smith Barney LLC will act as Sponsor and provide portfolio supervisory services, and hereby grant unto said attorney-in-fact full power and authority to do and perform each and every lawful act and deed necessary to effectuate such Registration Statements, and to maintain the effectiveness of such Registration Statements for such unit investment trust, that he may lawfully do or cause to be done.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 16th day of June, 2014.

/s/ GREGORY J. FLEMING
Gregory J. Fleming
Chairman, Chief Executive Officer and President